S.CONT

FOR IMMEDIATE RELEASE

For:	Evans Bancorp, Inc. 14-16 North Main Street Angola, New York 14006	Contact: Mark DeBacker, Treasurer Phone: (716) 926-2000 Fax: (716) 926-2005

FOURTH QUARTER 2004 NET INCOME UP 22.0 PERCENT AT EVANS BANCORP
NON-INTEREST INCOME INCREASED 35.8 PERCENT REFLECTING ACQUISITION

Angola, N.Y.-January 26, 2005-Evans Bancorp, Inc. (Nasdaq: EVBN)
today reported strong revenue and earning asset growth for the quarter and year ended December 31, 2004. Evans Bancorp, Inc. is the holding company for Evans National Bank, a commercial bank with nine Western New York branches, and approximately $429.0 million in assets. It is also the holding company for Evans National Financial Services, Inc., whose subsidiary, ENB Insurance Agency, has twelve office locations in Erie, Niagara, Cattaraugus and Chautauqua counties.

Fourth Quarter Performance Highlights:

•	Fourth quarter gross loan growth of $13.8 million or 6.7 percent in comparison to the linked quarter

•	Insurance Service and Fees increased by $679 thousand or 97.3 percent in comparison to the prior year quarter

•	Fourth quarter earning assets grew by $82.5 million, or 27.0 percent in comparison to the prior year quarter

•	Two acquisitions closed: Ulrich & Company, Inc., insurance agency, on October 1, 2004 and M&C Leasing Co., Inc., general business equipment leasing, on December 31, 2004

•	A five percent stock dividend was paid on December 30, 2004 to common shareholders of record as of December 9, 2004

“Our strong results in the fourth quarter, and for the full year, reflect the successful execution of our strategic plan,” said James Tilley, President and Chief Executive Officer of Evans Bancorp. “Our commitment to de novo branch expansion, in markets outside our traditional service area, was instrumental in attaining deposit growth of 13.4 percent, and loan growth of 17.3 percent in 2004. In addition, the successful integration of three insurance agencies acquired in 2004, resulted in insurance revenue growth of 40.7 percent and net insurance income growth of 70.8 percent for the year. We believe that the strategic steps initiated to grow our retail banking franchise, as well as actions to expand our sources of non-interest income, position Evans Bancorp for strong performance in 2005 and beyond.”

Net Income

Net income was $1.2 million, or $0.46 per diluted share, for the quarter ended December 31, 2004 as compared to $1.0 million, or $0.38 per diluted share, for the quarter ended December 31, 2003.

For fiscal 2004, net income totaled $4.5 million, 10.8 percent higher than net income of $4.1 million in fiscal 2003. For fiscal 2004, diluted earnings per share increased 10.1 percent to $1.74 from $1.58 in fiscal 2003.

All share and per share data included in this press release have been adjusted for the five percent stock dividend paid in December 2004.

Financial Position

Total assets at December 31, 2004 were $429.0 million, an increase of $94.4 million, or 28.2 percent, in comparison to year end 2003. Total assets were down slightly in comparison to the linked quarter ending September 30, 2004. In the third quarter 2004, the Bank borrowed an additional $30.0 million at various maturities from the Federal Home Loan Bank of New York, to assist in leveraging excess capital through the corresponding purchase of investments. In addition, on October 1, 2004, the Company raised $11 million through a trust preferred securities offering. A portion of this trust preferred issuance was used to fund the acquisition of Ulrich & Company, Inc., which closed on the same day. As a result of certain deposit runoff and the acquisition of M&C Leasing Co., Inc., a general business equipment leasing company acquired on December 31, 2004 for a cash payment of $1.2 million, repayment of $4.2 million in debt, and up to approximately $0.5 million in earn-out payments, the Bank increased its short-term borrowed position to $21.1 million at December 31, 2004.

During 2004, Evans National Bank successfully introduced a competitive retail savings account, with money market equivalent rates, which originated approximately $30 million in deposits. Muni-vest balances decreased approximately $30 million during the fourth quarter due to normal customer activity and runoff of balances with one large customer. Muni-vest balances totaled approximately $40.2 million at December 31, 2004 as compared to $31.3 million at December 31, 2003. Both of these products are classified as regular savings in the Company’s consolidated balance sheets.

Non-performing loans as a percentage of total loans outstanding were 0.82 percent at December 31, 2004, an increase of 33 basis points from December 31, 2003, primarily due to one commercial credit being placed on non-accrual status during the fourth quarter of 2004. Net charge offs totaled $206 thousand in the fourth quarter and $155 thousand for the full fiscal year. Through the third quarter 2004, the Company was in a net recovery position. The allowance for loan losses totaled $3.0 million, or 1.36 percent of gross loans outstanding, at December 31, 2004, as compared to $3.0 million or 1.44 percent of gross loans outstanding at September 30, 2004, and $2.5 million, or 1.35 percent of gross loans outstanding at December 31, 2003. The charge-off activity and change in the allowance for loan losses as a percentage of total loans reflected in the fourth quarter was primarily a result of a charge-off of a non-accrual unsecured commercial loan to one customer, which was previously reserved.

At December 31, 2004, total net loans were $217.6 million, or 50.7 percent of total assets compared with $185.5 million, or 55.4 percent of total assets at December 31, 2003. During the fourth quarter, total gross loans increased by $13.8 million, to $220.6 million at December 31, 2004, an annual increase of 17.3 percent from December 31, 2003. A significant reason for the increase was the acquisition of approximately $4.5 million in leases receivable related to the M&C Leasing Co., Inc. acquisition on December 31, 2004. Excluding these acquired assets, gross loans increased during the quarter by $9.2 million, an annual increase of 14.9 percent from December 31, 2003. Additionally, during the fourth quarter, commercial loans increased by $10.2 million, an annual increase of 14.1 percent over December 31, 2003, and consumer loans increased by $3.6 million, an annual increase of 25.3 percent over December 31, 2003.

Operational Results

Net interest income of $3.2 million for the fourth quarter 2004 represented a $0.2 million increase from the fourth quarter 2003, primarily as a result of growth in interest-earning assets. The net interest margin for the fourth quarter 2004 was 3.29 percent as compared to 3.88 percent for the fourth quarter 2003, primarily resulting from strategies such as the leverage taken by the Company with Federal Home Loan Bank borrowings and corresponding investment portfolio purchases, the $11 million trust preferred borrowing, and the increasing cost of funds related to growth in higher cost deposits such as Muni-vest and the Bank’s new retail money market account.

Non-interest income was $2.3 million for the fourth quarter 2004, an increase of $0.6 million, or 35.8 percent, over fourth quarter 2003 primarily as a result of increased insurance fee revenue. Insurance fee revenue increased $0.7 million, or 97.3 percent over the prior year quarter and was partially offset by a $0.1 million decline in loan-related fees. The increased insurance fee revenue in the quarter was primarily the result of ENB Insurance Agency’s acquisition of Ulrich & Company on October 1, 2004 and the acquisition of two insurance agencies on January 2, 2004. The decrease in loan-related fees reflected lower loan originations and sales volume in secondary markets compared to fourth quarter 2003, which was a high point in a historic refinancing period.

Non-interest expense was $3.9 million for the fourth quarter of 2004, an increase of $0.7 million, or 20.4 percent, over the fourth quarter 2003. A component of the increase was an additional $0.4 million in salary and employee benefit expense related to Company growth and merit pay increases awarded in early 2004, as well as an increase in the number of employees related to the insurance agency acquisitions. Additionally, occupancy expense increased $0.1 million over fourth quarter 2003 primarily due to Company growth including the insurance agency location in Lockport, New York and the Bank’s new administrative offices in Hamburg, New York.

Fourth Quarter Acquisitions

On December 31, 2004, Evans Bancorp, Inc. acquired the business and substantially all of the assets of M&C Leasing Co., Inc., a general business equipment leasing company located in West Seneca, New York with a $4.5 million net leasing receivable portfolio. The Company acquired M&C through a newly formed and wholly-owned subsidiary of Evans National Bank, Evans National Leasing, Inc.

The M&C Leasing acquisition was the Company’s second acquisition in the fourth quarter of 2004. On October 1, Evans Bancorp announced that it had acquired Ulrich & Company, Inc., the largest independently-owned retail property and casualty insurance agency in Niagara County, with 2003 total revenue of approximately $1.9 million and 2003 earnings before income taxes of $1.0 million.

“These fourth quarter transactions added two strategic business units which complement our core banking business and financial services strategies,” said James Tilley, President and CEO of Evans Bancorp, Inc. “With Ulrich & Company, we added a strong performer in the insurance agency business and significantly expanded our market presence in Western New York, along with the scale of our business with insurance carriers. The acquisition of M&C Leasing significantly expanded our product offering in New York State, and added a business with experience conducting leasing activities across the continental U.S. Both transactions are expected to be accretive to earnings during 2005.”

* * * * *

Attached are Financial Highlights and Unaudited Consolidated Balance Sheets, Statements of Income, and Condensed Consolidated Average Balance Sheets and Annualized Rates for Evans Bancorp, Inc.

A conference call will be held with Company management at 11:00 a.m. (ET) on Thursday January 27, 2005 to discuss performance results for the fourth quarter and fiscal 2004 at 1-888-482-0024 (request Evans Bancorp Conference Call – passcode 70958343). An audio recording will be available beginning one hour after the call through February 2, 2005 at 12:00 p.m., and may be accessed at 1-888-286-8010, passcode 68804445. The call will also be simultaneously broadcast live over the Internet through a link located at the following location: http://www.evansbancorp.com/investRel_conf.cfm and will be archived at the same location, accessible for one year following the call. There is no charge to access either event.

Evans Bancorp, Inc. is a financial holding company and is the parent of Evans National Bank, a commercial bank with nine branches located in Western New York, which had approximately $429.0 million in assets and approximately $301.9 million in deposits at December 31, 2004. Evans National Bank owns 100% of the capital stock of Evans National Leasing, Inc., a general business equipment leasing company, and 100% of the capital stock of ENB Associates, Inc., which provides non-deposit investment products. ENB Insurance Agency, Inc., a retail property and casualty insurance agency with twelve offices in Erie, Niagara, Cattaraugus and Chautauqua counties of Western New York, is an indirect, wholly-owned subsidiary of Evans Bancorp Inc. Evans Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol EVBN.

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include, among others, the following possibilities: (1) competitive pressures among financial services companies; (2) general economic conditions; (3) changes in legislation or regulatory requirements; (4) difficulties in achieving operating efficiencies; and (5) difficulties in integrating acquired companies’ businesses. Additional information on factors that could affect the Company’s business and results is discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.

EVANS BANCORP, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended
	December 31,
	2004	2003	Change
	(In thousands except share and per share amounts)
Performance
Net Income	$1,188	$974	22.0%
Per Common Share:
Basic Earnings*	$0.46	$0.38	21.1%
Diluted Earnings*	$0.46	$0.38	21.1%
Common shares outstanding
Average-diluted*	2,597,206	2,562,628	1.4%
Period end-basic*	2,592,423	2,566,499	1.0%
Return on (annualized)
Average total assets	1.15%	1.25%
Average stockholder’s equity	13.13%	12.77%
Net interest income	$3,189	$2,963	7.6%
Yield on average earning assets	5.00%	5.22%
Cost of interest-bearing liabilities	1.98%	1.67%
Net interest spread	3.02%	3.55%
Contribution of interest-free funds	0.27%	0.33%
Net interest margin	3.29%	3.88%
Net charge-offs to average total
loans (annualized)	0.08%	0.05%
Loan quality
Non-accrual loans	$1,655	$296
Accruing loans past due 90 days or more	$151	$627

Total non-performing loans	$1,806	$923
Non-performing loans to total loans	0.82%	0.49%
Allowance for loan losses to total loans	1.36%	1.35%

*All share and per share data have been adjusted to reflect the five percent stock dividend paid on December 30, 2004

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003
(Unaudited)
	December 31,	December 31,
	2004	2003
	(In thousands except share and
	per share amounts)
ASSETS
Cash and due from banks	$8,124	$8,509
Interest bearing accounts in other banks	984	98
Securities:
Available-for-sale, at fair value	166,817	116,807
Held-to-maturity, at amortized cost	3,062	3,749
Loans, net	217,599	185,528
Properties and equipment, net	7,747	5,982
Goodwill	9,219	2,945
Intangible assets	3,170	1,177
Bank-owned life insurance	7,943	7,323
Other assets	4,377	2,559

TOTAL ASSETS	$429,042	$334,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Demand	$54,013	$51,885
NOW accounts	11,650	11,464
Regular savings	141,775	105,599
Time deposits	94,490	97,377

Total deposits	301,928	266,325
Other borrowed funds	68,034	25,388
Junior subordinated debentures	11,330	—
Securities sold under agreements to repurchase	7,306	5,460
Other liabilities	4,970	4,180

Total liabilities	393,568	301,353

STOCKHOLDERS’ EQUITY
Common stock, $.50 par value; 10,000,000 shares authorized;
2,615,123 and 2,582,208 shares issued, respectively, and
2,592,423 and 2,566,499 shares outstanding, respectively*	1,307	1,230
Capital surplus	23,361	19,359
Retained earnings	10,808	11,145
Accumulated other comprehensive income, net of tax	563	1,918
Less: Treasury stock, at cost (22,700 and 15,709 shares, respectively)*	(565)	(328)

Total stockholders' equity	35,474	33,324

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$429,042	$334,677

*

All share and per share data have been adjusted to reflect the five percent stock dividend paid on December 30, 2004

	EVANS BANCORP, INC. AND SUBSIDIARIES
	CONSOLIDATED STATEMENTS OF INCOME
	Three Months and Year ended December 31, 2004 and 2003 (Unaudited)
		Three Months Ended		Year Ended
		December 31,		December 31,
		2004	2003	2004	2003
		(In thousands except share		(In thousands except share
INTEREST INCOME		and per share amounts)		and per share amounts)
	Loans	$3,153	$2,741	$11,815	$10,737
	Federal funds sold & interest on deposits in other banks	35	2	109	79
	Securities:
	Taxable	1,146	669	3,654	2,226
	Non-taxable	513	574	2,130	2,288

	Total interest income	4,847	3,986	17,708	15,330
INTEREST EXPENSE
	Interest on deposits	1,140	862	4,047	3,864
	Interest on borrowings	518	161	1,064	620

	Total interest expense	1,658	1,023	5,111	4,484
NET INTEREST INCOME		3,189	2,963	12,597	10,846
PROVISION FOR LOAN LOSSES		91	120	485	480

NET INTEREST INCOME AFTER
	PROVISION FOR LOAN LOSSES	3,098	2,843	12,112	10,366
NON-INTEREST INCOME:
	Service charges	496	459	1,890	1,812
	Insurance service and fees	1,377	698	4,916	3,495
	Commission fees	33	105	137	272
	Net gain on sales of securities	77	0	245	271
	Premium on loans sold	6	21	17	124
	ORE loss	0	(27)	(6)	(27)
	Other	282	416	1,373	1,719

	Total non-interest income	2,271	1,672	8,572	7,666
NON-INTEREST EXPENSE:
	Salaries and employee benefits	2,152	1,786	7,927	6,813
	Occupancy	470	358	1,805	1,454
	Supplies	68	60	290	282
	Repairs and maintenance	104	81	439	377
	Advertising and public relations	74	60	337	263
	Professional services	201	158	734	711
	FDIC assessments	11	10	44	40
	Other insurance	92	86	349	298
	Other	711	626	2,854	2,501

	Total non-interest expense	3,883	3,225	14,779	12,739

	Income before income taxes	1,486	1,290	5,905	5,293
INCOME TAXES		298	316	1,396	1,224

NET INCOME		$1,188	$974	$4,509	$4,069

Net income per common share-basic*		$0.46	$0.38	$1.74	$1.58

Net income per common share-diluted*		$0.46	$0.38	$1.74	$1.58

Weighted average number of common shares*		2,592,700	2,561,704	2,595,685	2,572,851

Weighted average number of diluted shares*		2,597,206	2,562,628	2,597,489	2,573,053

*All share and per share data have been adjusted to reflect the five percent stock dividend paid on December 30, 2004

	Evans Bancorp, Inc.
Condensed Consolidated Average Balance Sheet and Annualized Rates (Unaudited)
	Three Months Ended			Three Months Ended
	December 31, 2004			December 31, 2003
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(in thousands)			(in thousands)
ASSETS
Interest-earning assets:
Loans, net	$207,330	$3,153	6.08%	$179,505	$2,741	6.11%
Taxable investments	127,711	1,146	3.59%	71,399	669	3.75%
Tax-exempt investments	47,264	513	4.34%	53,839	574	4.26%
Time deposits-other bank	984	4	1.63%	260	1	1.54%
Federal funds sold	4,424	31	2.80%	230	1	1.74%

Total interest-earning assets	387,713	$4,847	5.00%	305,233	$3,986	5.22%

Non-interest earning assets
Cash and due from banks	13,671			9,289
Premises and equipment, net	7,638			5,725
Other assets	23,780			14,386

Total Assets	$432,802			$334,633

LIABILITIES & STOCKHOLDERS’
EQUITY
Interest-bearing liabilities
Now accounts	$10,625	$5	0.20%	$11,238	$6	0.20%
Savings deposits	154,185	497	1.29%	110,354	217	0.79%
Time deposits	103,466	638	2.47%	97,068	639	2.63%
Fed funds purchased	1,376	6	1.74%	4,024	23	2.29%
Securities sold u/a to
repurchase	7,588	15	0.79%	6,983	14	0.80%
FHLB advances	46,873	360	3.07%	14,656	118	3.22%
Junior subordinated
debentures	11,000	133	4.84%	—	—	—
Notes payable	613	4	2.61%	869	6	2.76%

Total interest-bearing liabilities	335,726	$1,658	1.98%	245,192	$1,023	1.67%

Non-interest bearing liabilities
Demand deposits	56,098			52,466
Other	5,876			4,088

Total liabilities	$397,700			$301,746
Stockholders’ equity	35,102			32,887

Total Liabilities and Stockholders’
Equity	$432,802			$334,633

Net interest earnings		$3,189			$2,963

Net yield on interest earning assets			3.29%			3.88%

			Evans Bancorp, Inc.
	Condensed Consolidated Average Balance Sheet and Annualized Rates (Unaudited)
	Twelve Months Ended				Twelve Months Ended
	December 31, 2004				December 31, 2003
	Average	Interest		Average		Interest
	Outstanding	Earned/	Yield/	Outstanding		Earned/		Yield/
	Balance	Paid	Rate	Balance		Paid		Rate
	(in thousands)				(in thousands)
ASSETS
Interest-earning assets:
Loans, net	$196,711	$11,815	6.01%		$167,145		$10,737	6.42%
Taxable investments	103.173	3,654	3.54%		72,464		2,226	3.07%
Tax-exempt investments	49,514	2,130	4.30%		52,658		2,288	4.35%
Time deposits-other bank	832	14	1.68%		721		18	2.50%
Federal funds sold	7,051	95	1.35%		5,017		61	1.22%

Total interest-earning assets	357,281	$17,708	4.96%		298,005		$15,330	5.14%

Non-interest earning assets
Cash and due from banks	11,163				9,118
Premises and equipment, net	6,905				5,483
Other assets	18,140				13,743

Total Assets	$393,489				$326,349

LIABILITIES & STOCKHOLDERS’
EQUITY
Interest-bearing liabilities
Now accounts	$11,272	$22	0.20%		$10,753		$23	0.22%
Savings deposits	148,078	1,499	1.01%		110,002		1,022	0.93%
Time deposits	102,164	2,526	2.47%		99,775		2,819	2.83%
Fed funds purchased	2,243	29	1.29%		933		29	3.11%
Securities sold u/a to repurchase	7,160	60	0.84%		5,971		57	0.95%
FHLB advances	25,489	825	3.24%		13,072		510	3.90%
Junior subordinated debentures	2,765	132	4.77%		—		—	—
Notes payable	697	18	2.58%		826		24	2.91%

Total interest-bearing liabilities	299,868	$5,111	1.70%		241,332		$4,484	1.86%

Non-interest bearing liabilities
Demand deposits	54,318				48,853
Other	4,953				4,299

Total liabilities	$359,139				$294,484
Stockholders’ equity	34,350				31,865

Total Liabilities and Stockholders’
Equity	$393,489				$326,349

Net interest earnings		$12,597					$10,846

Net yield on interest earning assets			3.53%					3.64%